Exhibit 99.1

PRESS RELEASE

Liberty Global Announces Intention to Initiate Dutch Auction
Self-Tender Offers for Series A Common Stock and Series C
Common Stock

Denver, Colorado — November 28, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) announced today that its board of directors has authorized Dutch auction cash self-tender offers to purchase up to 5,084,746 shares of its Series A common stock and up to 5,246,590 shares of its Series C common stock, at ranges of $26.08 to $29.50 per Series A share and $25.27 to $28.59 per Series C share.  If Liberty Global purchases the maximum number of shares of each series, the total cost will be between approximately $265.2 million and $300.0 million. The closing prices of the Series A and Series C shares on November 28, 2006 were $26.61 and $25.79 per share, respectively. Each of the self tender offers is expected to commence on or about December 4, 2006 and will remain open for a minimum of 20 business days.

The tender offers will be subject to a number of terms and conditions, which will be described in the offer to purchase to be distributed to stockholders on the date the tender offers are commenced. Neither Liberty Global nor its board of directors is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into either or both tender offers.

Shares purchased pursuant to the tender offers will not reduce Liberty Global’s previously announced stock repurchase program, which has been suspended in accordance with applicable Federal securities laws until after the expiration or earlier termination of the tender offers.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offers, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on or about December 4, 2006. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offers, by calling toll free 1-800-207-3158. Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Federal securities laws, including the anticipated launch date of, and price to be paid in, the proposed self-tender offers by Liberty Global. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. For a description of these risks and uncertainties, please see Liberty Global’s most recently filed Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447